EXHIBIT 99.1

AJIA Innogroup Holdings LTD. Appoints Vail Stock Transfer as

Transfer Agent and Support Provider

No Action Required of Shareholders for this Transaction

March 2, 2020

To our valued shareholders:

I am writing today to update you on an important Ajia Innogroup Holdings LTD. (Ajia) operational change. In order to maximize cost savings and operational efficiencies for its shareholders, Ajia has appointed Vail Stock Transfer as its transfer agent and shareholder support provider.

This change is effective today, March 2, 2020, and includes the transfer of your directly held shares of Ajia from Quicksilver Stock Transfer Corp. (QST) to Vail Stock Transfer’s (VST) platform. There is no action required on your part for this transaction.

Vail Stock Transfer Information:

Phone:	702-463-8832
Email:	support@vailstocktransfer.com

Address:	11035 Lavender Hill DR, STE 160-606
Las Vegas, Nevada 89135